Exhibit 3.1

BRITISH VIRGIN ISLANDS

BVI Business Companies Act 2004

Memorandum of Association

and Articles of Association of

HIGHWAY HOLDINGS LIMITED

A COMPANY LIMITED BY SHARES

Incorporated on 20th day of July, 1990

Re-registered under the BVI Business Companies Act, 2004 on 1st day of January, 2007

Amended and Restated on 11th day of May, 2018

(As adopted by Directors’ resolutions dated 9 May, 2018 and filed on 11 May, 2018)

Amended on 10th day of November, 2019

(Regulation 8.1 of the Articles amended by Directors’ resolution adopted on 10 November, 2019)

Further Amended and Restated on 4th day of November, 2026

(As adopted by Directors’ resolutions dated 3rd day of November and filed on 4th day of November 2026)

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT 2004

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

HIGHWAY HOLDINGS LIMITED

A Company Limited By Shares

1	NAME

The name of the Company is HIGHWAY HOLDINGS LIMITED.

2	STATUS

(a)	The Company is a company limited by shares.

(b)	The Company was incorporated on the 20th day of July, 1990 pursuant to the International Business Companies Act 1984 and immediately prior to its automatic re-registration under the BVI Business Companies Act 2004, it was governed by the International Business Companies Act.

3	REGISTERED OFFICE AND REGISTERED AGENT

3.1	At the date of filing the notice disapplying Part IV of Schedule 2 of the Act, the registered office of the Company is at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

3.2	At the date of filing of the notice disapplying Part IV of Schedule 2 of the Act, the registered agent of the Company is Harneys Corporate Services Limited of P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

3.3	The Company may, by Resolution of Shareholders or by Resolution of Directors, change the location of its registered office or change its registered agent.

3.4	If at any time the Company does not have a registered agent it may, by Resolution of Shareholders or Resolution of Directors, appoint a registered agent.

4	CAPACITY AND POWERS

4.1	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

4.2	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

5	NUMBER AND CLASSES OF SHARES

5.1	Shares in the Company shall be issued in the currency of the United States of America.

5.2	The Company is authorised to issue an unlimited number of Shares with a par value of US$0.01 each in the following classes and series:

(a)	20,000 Series A Preferred Shares;

(b)	1,750,000 Series AA Preferred Shares;

(c)	1,750,000 Series AAA Preferred Shares; and

(d)	20,000,000 Common Shares.

Such number of Shares may be increased or decreased by Resolution of Directors, provided that (i) no decrease shall reduce the number of Series A Preferred Shares to a number less than that of the Series A Preferred Shares then outstanding plus the number of Series A Preferred Shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Shares; (ii) no decrease shall reduce the number of Series AA Preferred Shares or Series AAA Preferred Shares to a number less than the number of Shares of that series then in issue; and (iii) any increase or decrease (other than by conversion) in the number of authorised Series AAA Preferred Shares or Series AA Preferred Shares shall require the consent of the Requisite Holders of that series in accordance with Clause 7.9.

5.3	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

6	RIGHTS OF COMMON SHARES

Subject at all times to Clause 7 below, each Common Share in the Company confers upon the Shareholder:

(a)	the right to one vote on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.

7	RIGHTS OF PREFERRED SHARES

7.1	Each Series A Preferred Share in the Company confers upon the Shareholder the following right to vote on any Resolution of Shareholders:

7.2	subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the Shareholders of the Company. In the event the Company shall at any time on or after the Distribution Date declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event;

7.3	except as otherwise provided herein, in any other amendment to the Memorandum or Articles creating a series of Preferred Shares, or by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other Shares of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of Shareholders of the Company.

7.4	except as set forth herein, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

7.5	Each Series A Preferred Share in the Company confers upon the Shareholder the following rights in respect of dividends and distributions:

7.6	subject to the prior and superior rights of the holders of any shares of any series of Preferred Shares ranking prior and superior to the Series A Preferred Shares and with respect to dividends, the holders of Series A Preferred Shares, in preference to the holders of Common Shares, and of any other shares of any class or series ranking junior to the Series A Preferred Shares, shall be entitled to receive, when, as and if declared by Resolution of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a Quarterly Dividend Payment Date), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (i) US$10.00 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Share. In the event the Company shall at any time on or after the Distribution Date declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

7.7	The Company shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (a) of this Clause 7.2 immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of US$10.00 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

7.8	dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share- by-share basis among all such shares at the time outstanding. The board of directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 calendar days prior to the date fixed for the payment thereof.

7.9	Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in this Clause are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Company shall not:

7.10	declare or pay dividends on or make any other distributions on any Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

7.11	declare or pay dividends on or make any other distributions on any Shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid rateably on the Series A Preferred Shares and all such parity Shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

7.12	redeem or purchase or otherwise acquire for consideration Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of share options, warrants or similar rights or grants, vesting or lapse of restrictions or the grant of any other performance shares, restricted shares, restricted share units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; and (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Company or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior shares in exchange for Shares of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

7.13	redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any Shares ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

7.14	The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any Shares unless the Company could, under this Clause 7.2, purchase or otherwise acquire such shares at such time and in such manner.

7.15	Upon any liquidation, dissolution or winding up of the Company (voluntary or otherwise), no distribution shall be made:

7.16	to the holders of Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received an amount per share equal to or greater of (i) US$1,000.00, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (ii) an amount, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Shares, or

7.17	to the holders of Shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made rateably on the Series A Preferred Shares and all other such parity Shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

7.18	In the event the Company shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

7.19	In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other Shares or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of Shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Shares is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

7.20	The Series A Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Preferred Shares, whether designated or issued before or after the date of this Amended and Restated Memorandum, unless the terms of any such series shall provide otherwise.

7.21	The Series AAA Preferred Shares and the Series AA Preferred Shares (together, the New Preferred Shares) are convertible, non-redeemable preferred shares and shall each have a stated value of US$2.00 per Share (the Stated Value), subject to equitable adjustment in the event of any share dividend, subdivision, combination, consolidation, reorganisation, recapitalisation, reclassification or other similar event with respect to the relevant series. Clauses 7.22 to 7.38 set out the rights, privileges, restrictions and conditions attaching to the New Preferred Shares, and Clauses 7.1 to 7.20 shall not apply to the New Preferred Shares.

7.22	Except as otherwise required by the Act or as expressly provided in this Memorandum, the holders of Series AAA Preferred Shares shall not, in their capacity as such, be entitled to vote at any meeting of Shareholders or on any Resolution of Shareholders.

7.23	Until the Series AA Preferred Shares become convertible in accordance with Clause 7.29, and except as otherwise required by the Act or as expressly provided in this Memorandum, the holders of Series AA Preferred Shares shall not, in their capacity as such, be entitled to vote at any meeting of Shareholders or on any Resolution of Shareholders. From the time the Series AA Preferred Shares become convertible in accordance with Clause 7.29, each Series AA Preferred Share shall entitle the holder to one vote for each Common Share into which such Series AA Preferred Share is then convertible on any Resolution of Shareholders, and the holders of Series AA Preferred Shares shall vote together with the holders of Common Shares as a single class.

7.24	So long as any Series AAA Preferred Shares or Series AA Preferred Shares (as applicable) are in issue, the Company shall not, without first obtaining the consent of the Requisite Holders of the relevant series:

(a)	alter, repeal or change the powers, preferences or rights of that series, or amend this Memorandum or the Articles so as to adversely affect that series;

(b)	amend, restate, repeal or waive any provision of this Memorandum or the Articles, or create or designate any class or series of Shares, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, that series, whether by amendment, merger, consolidation, recapitalisation, reclassification, conversion or otherwise;

(c)	increase or decrease (other than by conversion) the number of authorised Shares of that series; or

(d)	enter into any agreement with respect to any of the foregoing.

7.25	If the directors declare a dividend or other distribution on the Common Shares, whether in cash, in kind or in other securities or property (other than a dividend payable in Common Shares), each holder of New Preferred Shares shall be entitled to the dividend or distribution that would be payable on the number of Common Shares into which its New Preferred Shares could be converted under Clause 7.29, determined as of the record date for that dividend or distribution or, if none, its date (Participating Dividends), payable at the same time as the dividend or distribution on the Common Shares; provided that neither the New Preferred Shares nor the Conversion Shares shall confer any right to (i) receive or participate in (a) the Spin-Off or (b) any cash dividend or other distribution made to the Legacy Holders in connection with the Purchase Agreement, the Reorganization or the Spin-Off; or (ii) vote otherwise than in accordance with the Purchase Agreement and the Voting Agreement (as defined in the Purchase Agreement).

7.26	The New Preferred Shares shall rank (a) senior to the Common Shares and the Series A Preferred Shares, (b) senior to any class or series of Shares hereafter created ranking by its terms junior to the New Preferred Shares (Junior Securities), and (c) pari passu with each other and with any class or series of Shares hereafter created ranking by its terms on parity with the New Preferred Shares (Parity Securities), in each case as to distributions of assets upon a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a Dissolution). Upon a Dissolution, each holder of New Preferred Shares shall be entitled to receive, prior and in preference to any distribution to the holders of Common Shares, Series A Preferred Shares and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per New Preferred Share equal to the greater of (i) the Stated Value plus any dividends declared but unpaid on that Share, and (ii) the amount per Share that would have been payable had all New Preferred Shares been converted into Common Shares under Clause 7.29 immediately prior to the Dissolution.

7.27	If, upon a Dissolution, the assets of the Company are insufficient to pay the amounts required under Clause 7.26 in full, the holders of New Preferred Shares and Parity Securities shall share rateably in any distribution of the assets available in proportion to the respective amounts which would otherwise be payable on them if paid in full.

7.28	For the avoidance of doubt, none of a change in control of the Company, a merger or consolidation of the Company with or into any other operating entity, or the sale, lease, exchange or other disposition of all or substantially all of the Company’s assets shall, in and of itself, constitute a Dissolution, and none of the Reorganization, the Spin-Off or any distribution to the Legacy Holders contemplated by the Purchase Agreement shall constitute a Dissolution or be subject to the preference in Clause 7.26, and no such transaction shall be restricted, reduced or delayed by reason of the rights of the New Preferred Shares.

7.29	Subject to this Clause 7 and the Act, each holder of New Preferred Shares shall be entitled, at its option, at any time and from time to time on or after the Conversion Date for the relevant series, to convert all or any of its New Preferred Shares into such number of fully paid Common Shares as is equal to the aggregate Stated Value of the New Preferred Shares being converted divided by the Conversion Price in effect at the Conversion Time. The Conversion Date means:

(a)	in respect of the Series AA Preferred Shares, the earlier of (i) the date that is ninety (90) days after the date of first issue of any Series AA Preferred Shares and (ii) the date on which the Shareholder Approvals have been obtained and the Charter Amendment has taken effect, provided that no Common Shares shall be issued on any conversion in excess of the number of authorised but unissued Common Shares then available for that purpose; and

(b)	in respect of the Series AAA Preferred Shares, the date on which the Shareholder Approvals have been obtained, and the Charter Amendment has taken effect.

7.30	A conversion of New Preferred Shares shall be effected in such manner as the directors may determine and as is permitted by the Act.

7.31	No fractional Common Shares shall be issued on conversion of New Preferred Shares. In lieu of any fraction of a Common Share to which a holder would otherwise be entitled, the Company shall pay a cash amount equal to that fraction multiplied by the Conversion Price, notwithstanding Clause 5.3.

7.32	The Conversion Price of each series shall be adjusted from time to time after the date of first issue of that series as follows:

(a)	upon any subdivision of the Common Shares, the Conversion Price in effect immediately before the subdivision shall be proportionately decreased, and upon any combination or consolidation of the Common Shares, it shall be proportionately increased, in each case with effect from the relevant record date;

(b)	upon any dividend or other distribution on the Common Shares payable in Common Shares, the Conversion Price shall be multiplied by a fraction, the numerator of which is the number of Common Shares in issue immediately prior to the issue or record date and the denominator of which is that number plus the number of Common Shares issuable in payment of the dividend or distribution (with recomputation if the dividend is not fully paid), save that no adjustment shall be made if the holders of the relevant New Preferred Shares simultaneously receive the Common Shares they would have received had all their New Preferred Shares been converted on that date;

(c)	upon any reorganisation, recapitalisation, reclassification, merger or consolidation in which the Common Shares are converted into or exchanged for securities, cash or other property (other than a subdivision or combination provided for above), provision shall be made so that the holders of New Preferred Shares shall thereafter be entitled to receive on conversion the kind and amount of securities, cash or other property they would have received had they converted immediately beforehand, with appropriate adjustments to this Clause 7; and

(d)	notwithstanding the foregoing, no adjustment to the Conversion Price, the Stated Value or the number or kind of Shares or other property issuable on conversion shall be made by reason of the Reorganization, the Spin-Off or any cash dividend or other distribution made to the Legacy Holders in connection with the Purchase Agreement, the Reorganization or the Spin-Off.

7.33	To convert, a holder shall deliver to the Company a written notice of conversion in such form as the directors may approve or as set out in the Purchase Agreement (a Conversion Notice) stating the number of New Preferred Shares to be converted and the name(s) in which the Conversion Shares are to be registered, together with any share certificate for those New Preferred Shares (or an indemnity in respect of any lost certificate). Conversion shall be deemed effected immediately prior to the close of business on the date of delivery of the Conversion Notice or such later time as it specifies (the Conversion Time), and the holder shall be treated as entitled to hold the Conversion Shares from that time. As promptly as practicable thereafter, the Company shall enter the holder in the register of members in respect of the Conversion Shares, at which point the holder shall become the registered holder of the Conversion Shares, issue any requested certificate, pay all declared but unpaid dividends on the converted New Preferred Shares and, on a partial conversion, issue a certificate for the balance.

7.34	Whenever the Conversion Price is adjusted, the Company shall promptly prepare a certificate signed by its principal executive officer or principal financial officer setting out the adjusted Conversion Price and the facts on which it is based, and shall send a copy to each holder of the relevant series at its address in the register of members.

7.35	Following the Shareholder Approvals and the Charter Amendment taking effect, the Company shall at all times reserve and keep available, free from pre-emptive rights, out of its authorised but unissued Common Shares or Common Shares held as treasury shares, sufficient Common Shares to effect the conversion of all New Preferred Shares in issue, and before taking any action that would reduce the Conversion Price below the par value of the Common Shares, the Company shall take any action necessary so that it may validly issue fully paid Common Shares at the adjusted Conversion Price.

7.36	Intentionally Omitted

7.37	The New Preferred Shares are not redeemable at the option of the Company or the holder. Notwithstanding Regulation 3.3 of the Articles, any New Preferred Shares converted, purchased, redeemed or otherwise acquired by the Company shall automatically be cancelled and shall not be reissued as Shares of the same series.

7.38	Any provision of Clauses 7.21 to 7.37 may be waived on behalf of all holders of a series of New Preferred Shares by the written consent or vote of the Requisite Holders of that series, provided that no waiver may be given that would adversely affect the rights of the Legacy Holders under the Purchase Agreement prior to completion of the Spin-Off and payment in full of all distributions to the Legacy Holders contemplated by the Purchase Agreement.

7.39	In Clauses 5 and 7, the following terms have the following meanings:

Charter Amendment means the amendment to this Memorandum increasing the number of authorised Common Shares sufficient to permit the conversion of all New Preferred Shares, approved as part of the Shareholder Approvals, taking effect in accordance with Clause 9.2;

Conversion Price means, in respect of the Series AAA Preferred Shares, US$0.04024 and, in respect of the Series AA Preferred Shares, US$3.78431, in each case subject to adjustment under Clause 7.32;

Conversion Shares means the Common Shares issuable on conversion of the New Preferred Shares;

Legacy Holders, Reorganization and Spin-Off have the meanings given to them in the Purchase Agreement;

Purchase Agreement means the securities purchase agreement dated November 4, 2026 between the Company and David Lazar, as amended from time to time;

Requisite Holders means, in respect of a series of New Preferred Shares, the holders of a majority of the Shares of that series then in issue; and

Shareholder Approvals means the approval by Resolution of Shareholders of (a) an increase in the number of authorised Common Shares sufficient to enable the Company to issue all Common Shares issuable on conversion of the New Preferred Shares in issue and (b) the conversion of the New Preferred Shares in issue into Common Shares in accordance with the listing rules of the Nasdaq Stock Market.

8	REGISTERED SHARES

The Company shall issue registered Shares only. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

9	AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

9.1	Subject to Clause 9.2 below, the Company may amend this Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

(c)	in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or

(d)	to this Clause 9.

9.2	At any time when Series AAA Preferred Shares or Series AA Preferred Shares are in issue the Company may not amend this Memorandum of the Articles if such action would adversely alter or changes the preferences, rights, privileges, powers of, or restrictions provided for the benefit of the relevant series, except with the consent of the Requisite Holders of that series.

9.3	Any amendment of this Memorandum or the Articles will take effect from the date that the notice of amendment, or restated Memorandum and Articles incorporating the amendment, is registered by the Registrar or from such other date as determined pursuant to the Act.

9.4	The rights conferred upon the holders of the Shares of any class may only be varied, whether or not the Company is in liquidation:

(a)	in the case of Series A Preferred Shares, with the affirmative vote of the holders of two- thirds of the outstanding Series A Preferred Shares, voting together as a single series;

(b)	in the case of Series AAA Preferred Shares or Series AA Preferred Shares, with the consent of the Requisite Holders of that series; and otherwise

(c)	with the consent of the holders of a majority of the issued Shares of that class or by a resolution approved at a duly convened and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

9.5	The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally with such existing Shares.

10	DEFINITIONS AND INTERPRETATION

10.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

Act means the BVI Business Companies Act 2004, as amended from time to time, and includes the BVI Business Companies Regulations 2012 and any other regulations made under the Act.

Articles means the attached Articles of Association of the Company.

Common Share means a common share issued or to be issued by the Company.

Distribution Date has the meaning give to such term in the Rights Agreement.

Memorandum means this Memorandum of Association of the Company.

person includes individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

Preferred Shares means the Series A Preferred Shares, the Series AAA Preferred Shares, the Series AA Preferred Shares and any other Shares issued by the Company having preferential rights over the Common Shares.

Proscribed Powers means the powers to: (a) amend this Memorandum or the Articles; (b) designate committees of directors; (c) delegate powers to a committee of directors; (d) appoint or remove directors; (e) appoint or remove an agent; (f) approve a plan of merger, consolidation or arrangement; (g) make a declaration of solvency or to approve a liquidation plan; or (h) make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Resolution of Directors means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be.

Resolution of Shareholders means a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted.

Rights Agreement means the agreement dated as of 8 May 2018 between the Company and Computershare Trust Company, N.A., as Rights Agent, as such agreement may be amended from time to time and relating to rights issued by the Company to acquire Series A Preferred Shares.

Seal means any seal which has been duly adopted as the common seal of the Company.

Series A Preferred Share means a series A preferred share issued or to be issued by the Company.

Series AA Preferred Share means a series AA convertible non-redeemable preferred share issued or to be issued by the Company.

Series AAA Preferred Share means a series AAA convertible non-redeemable preferred share issued or to be issued by the Company.

Share means a Common Share, a Series A Preferred Share, a Series AAA Preferred Share or a Series AA Preferred Share.

Shareholder means a person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares.

written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and in writing shall be construed accordingly.

10.2	In this Memorandum and the Articles, unless the context otherwise requires, a reference to:

(a)	a Regulation is a reference to a regulation of the Articles;

(b)	a Clause is a reference to a clause of this Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, this Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.

10.3	Where a period of time is expressed as a number of days, the days on which the period begins and ends are not included in the computation of the number of days.

10.4	Any reference to a month shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month and a reference to a period of several months shall be construed accordingly.

10.5	Any words or expressions defined in the Act bear the same meaning in this Memorandum and the Articles unless the context otherwise requires or they are otherwise defined in this Memorandum or the Articles.

10.6	Headings are inserted for convenience only and shall be disregarded in interpreting this Memorandum and the Articles.

We, HARNEYS CORPORATE SERVICES LIMITED of P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands for the purpose of disapplying Part IV of Schedule 2 of the Act hereby sign this Memorandum of Association the 11th day of May, 2018.

Registered Agent

/s/ Shoneece Wilson
Authorised Signatory
HARNEYS CORPORATE SERVICES LIMITED

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT 2004

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

HIGHWAY HOLDINGS LIMITED

A Company Limited By Shares

1	DISAPPLICATION OF THE ACT

The following sections of the Act shall not apply to the Company:

(a)	section 46 (Pre-emptive rights);

(b)	section 60 (Process for acquisition of own shares);

(c)	section 61 (Offer to one or more shareholders);

(d)	section 62 (Shares redeemed otherwise than at the option of company);

(e)	section 175 (Disposition of assets); and

(f)	section 176.

2	SHARES

2.1	Every Shareholder is entitled to a certificate signed by a director or officer of the Company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles.

2.2	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

2.3	If several persons are registered as joint holders of any Shares, any one of such persons may give an effectual receipt for any distribution.

2.4	Shares and other securities may be issued at such times, to such persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

2.5	A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.6	The consideration for a Share with par value shall be not less than the par value of the Share. If a Share with par value is issued for consideration less than the par value, the person to whom the Share is issued is liable to pay to the Company an amount equal to the difference between the issue price and the par value.

2.7	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	the determination of the directors of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in the opinion of the directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.8	The Company shall keep a register of members containing:

(a)	the names and addresses of the persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any person ceased to be a Shareholder.

2.9	The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.10	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3	REDEMPTION OF SHARES AND TREASURY SHARES

3.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2	The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.3	Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares provided that:

(a)	the number of Shares purchased, redeemed or otherwise acquired and held as treasury shares, when aggregated with Shares of the same class already held by the Company as treasury shares, may not exceed 50% of the Shares of that class previously issued by the Company excluding Shares that have been cancelled; and

(b)	any Series A Preferred Shares, Series AAA Preferred Shares or Series AA Preferred Shares purchased redeemed or otherwise acquired shall be cancelled.

Shares which have been cancelled, other than Series AAA Preferred Shares and Series AA Preferred Shares, shall be available for reissue.

3.4	All rights and obligations attaching to a treasury share are suspended and shall not be exercised by the Company while it holds the Share as a treasury share.

3.5	Treasury shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

4	MORTGAGES AND CHARGES OF SHARES

4.1	Shareholders may mortgage or charge their Shares.

4.2	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

4.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.

4.5	The directors may not resolve to refuse or delay the transfer of a Share pursuant to the enforcement of a valid security interest created over the Share.

5	FORFEITURE

5.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3	The written notice of call referred to in Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4	Where a written notice of call has been issued pursuant to Regulation 5.2 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

6	TRANSFER OF SHARES

6.1	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration or, if the Company’s Shares have been listed on any stock exchange, subject to the compliance, to the extent applicable, with the securities laws of the United States of America, the states thereof, or any other relevant jurisdiction.

6.2	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

6.3	If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

6.4	The personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

6.5	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

7	MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1	A meeting of members can be called only by the Company’s board of directors, the chairman of the board of directors, or by the Company’s chief executive officer. Shareholders may not convene a meeting of members. Any meetings of the Shareholders shall be held at such times and in such manner and places within or outside the British Virgin Islands as the board of directors, the chairman of the board of directors, or the Company’s chief executive officer (as applicable) considers necessary or desirable.

7.2	An annual meeting of members shall be held for the election of directors on a date and at a time designated by the directors of the Company and in the manner provided in these Articles. Any other proper business may be transacted at the annual meeting.

7.3	A failure to hold the annual meeting at the designated time or to elect a sufficient number of directors to conduct the business of the Company shall not affect otherwise valid corporate acts or cause a forfeiture or dissolution of the Company. If the annual meeting for election of directors is not held on the date designated therefore, the directors shall cause the meeting to be held as soon thereafter as convenient. If there be a failure to hold the annual meeting for a period of 30 days after the date designated therefore, or if no date has been designated for a period of 13 months after the last annual general meeting, a court of competent jurisdiction of the British Virgin Islands (the “Court”) may summarily order a meeting to be held upon the application of any member or director and, in connection therewith, issue such orders as may be appropriate, including without limitation, orders designating the time and place of such meeting, the record date for determining members entitled to vote, and the form of notice of such meeting. The shares represented by such meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting notwithstanding any provision in the Memorandum or these Articles to the contrary.

7.4	Nominations of any person for election to the board of directors at a meeting of members (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such meeting) may be made at such meeting only (i) by or at the direction of the board of directors, or (ii) by a member who (A) was a member of record listed in the share register of the Company (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Company) both at the time of giving the notice provided for in this Regulation 7 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Regulation 7 as to such nomination. The foregoing clause (ii) shall be the exclusive means for a member to make any nomination of a person or persons for election to the board of directors to be considered by the members at a meeting of members.

7.5	Without qualification, for a member to make any nomination of a person or persons for election to the board of directors at a meeting of members, the member must (i) provide timely notice thereof in writing and in proper form to the secretary of the Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Regulation 7. To be timely, a member’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s meeting at which members of the board of directors were elected; provided, however, that if the date of such meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or if no meeting was held in the preceding year, notice by the member to be timely must be so delivered, or mailed and received, not earlier than the one hundred twentieth (120th) day prior to such meeting and not later than the ninetieth (90th) day prior to such meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such meeting was first made. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a meeting for the election of persons to the board of directors, then for a member to make any nomination of a person or persons for election to the board of directors at such a meeting, the member must (i) provide timely notice thereof in writing and in proper form to the secretary of the Company at the principal executive offices of the Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Regulation 7. To be timely, a member’s notice for nominations to be made at a meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not earlier than the one hundred twentieth (120th) day prior to such meeting and not later than the ninetieth (90th) day prior to such meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such meeting was first made. In no event shall any adjournment or postponement of a meeting of members or the announcement thereof commence a new time period for the giving of a member’s notice as described above.

7.6	To be in proper form for purposes of this Regulation 7, a member’s notice to the secretary of the Company shall set forth:

(a)	The name and address of both the Nominating Person and the person to be nominated for election to the board of directors and (B) the class and number of shares of the Company that are, directly or indirectly, owned of record as detailed in the share register of the Company or beneficially owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) by each of the Nominating Person and director nominee;

(b)	As to the Nominating Person and the person to be nominated for election to the board of directors, any direct or indirect interest of such person in any contract with the Company, any affiliate of the Company or any principal competitor of the Company, and any pending or threatened litigation in which such person is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company;

(c)	As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Regulation 14(a) under the Exchange Act (including, without limitation, such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, (C) a representation that the Nominating Person is a registered Shareholder of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (D) a representation whether the Nominating Person intends or is part of a group which intends to solicit proxies or votes from members in support of such nomination, and (E) a completed and signed questionnaire, representation and agreement as provided in Regulation 7.10; and

(d)	The Company may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with any applicable corporate governance policies that the Company has adopted, (B) that the Company may need to determine if the election of the nominee will jeopardize the Company’s eligibility to continue as a “foreign private issuer” under the Exchange Act, and (C) that could be material to a reasonable member’s understanding of the independence or lack of independence of such proposed nominee.

7.7	For purposes of this Regulation 7, the term “Nominating Person” shall mean (i) the member providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other person with whom such member or such beneficial owner (or any of their respective affiliates or associates) is acting in concert.

7.8	A member providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Regulation 7 shall be true and correct as of the record date for determining members entitled to notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Company at the principal executive offices of the Company not later than five (5) business days after the record date for determining members entitled to notice of the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

7.9	Notwithstanding anything in these Articles to the contrary, no person shall be eligible for election as a director of the Company (i) if the election of such person as a director would cause the Company to be ineligible to remain a “foreign private issuer,” and (ii) if such person was not nominated in accordance with this Regulation 7. The chairman of the board of directors or any other person designated by the board of directors to preside over the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Regulation 7, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

7.10	To be eligible to be a nominee for election as a director of the Company, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Regulation 7) to the secretary of the Company at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in form provided by the secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Company, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company and (iii) would be in compliance, if elected as a director of the Company, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company.

7.11	In addition to the requirements of this Regulation 7 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

7.12	Notwithstanding the foregoing provisions of this Regulation 7, unless otherwise required by law, if the member (or a qualified representative of the member) does not appear at the meeting to present the proposed nomination, such proposed nomination shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Regulation 7, to be considered a qualified representative of the member, a person must be a duly authorized officer, manager or partner of such member or must be authorized in writing executed by such member or an electronic transmission delivered by such member to act for such member as proxy at the meeting of members and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

7.13	Upon the written request of Shareholders entitled to exercise 25% or more of the issued voting Shares of the Company the directors shall convene a meeting of Shareholders.

7.14	The director convening a meeting shall give not less than seven (7) days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

7.15	The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

7.16	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

7.17	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

7.18	Subject to Regulation 7.12, Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.19	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

7.20	The instrument appointing a proxy shall be in substantially the following form or such other form as approved by the directors or as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

HIGHWAY HOLDINGS LIMITED

I/We ____________________ being a Shareholder of the above Company HEREBY APPOINT ____________________ of ____________________ or failing him ____________________ of ____________________ to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the ____ day of ____________, 20__ and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this ____ day of ____________, 20__

______________________________

Shareholder

7.21	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

7.22	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders or their authorised representatives participating in the meeting are able to hear each other.

7.23	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

7.24	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

7.25	At every meeting of Shareholders, the chairman of the board of directors shall preside as chairman of the meeting. If there is no chairman of the board of directors or if that chairman is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

7.26	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.27	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

7.28	Subject to the specific provisions contained in this Regulation for the appointment of representatives of persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

7.29	Any person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which he represents as that Shareholder could exercise if it were an individual.

7.30	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven (7) days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

7.31	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.32	An action that may be taken by the Shareholders must be effected at a duly called meeting of members of the Company and may not be effected by any consent in writing by such Shareholders.

8	DIRECTORS

8.1	The first directors of the Company shall be appointed by the first registered agent within 6 months of the date of incorporation of the Company; and thereafter, the directors shall be elected by a plurality of the votes cast by the Shareholders at a duly convened and constituted meeting of the Shareholders. The candidates (each being a person nominated for election to the board of directors in accordance with Regulation 7) receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected with effect from immediately after the conclusion of the meeting of Shareholders; votes against any candidate and votes withheld shall have no legal effect.

8.2	No person shall be appointed as a director or alternate director, or nominated as a reserve director, of the Company unless he has consented in writing to be a director or alternate director, or to be nominated as a reserve director.

8.3	The minimum number of directors shall be one and the maximum number shall be fifteen (15).

8.4	The directors shall be divided into three classes designated as Class I, Class II and Class III. Each class shall consist, as nearly as is possible, of one-third of the number of directors constituting the entire board of directors. Initial class assignments shall be determined by the board of directors. At each annual meeting of members, successors to the directors whose terms expired at that annual meeting shall be elected for a three-year term. If the number of directors changes, any increase or decrease shall be apportioned among the classes such that the number of directors in each class shall remain as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

Subject to the rights of the holders of any one or more series of Preferred Shares then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director. In the event of a vacancy on the board of directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full board of directors until the vacancy is filled.

8.5	A director may be removed from office:

(a)	only with cause, by Resolution of Shareholders holding at least 66.66% of the votes of the Shares entitled to vote passed at a meeting of Shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 66.66% of the votes of the Shares of the Company entitled to vote; or

(b)	with cause, by Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

8.6	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

8.7	The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

8.8	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

8.9	Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole director of the Company, the sole Shareholder/director may, by instrument in writing, nominate a person who is not disqualified from being a director of the Company as a reserve director of the Company to act in the place of the sole director in the event of his death.

8.10	The nomination of a person as a reserve director of the Company ceases to have effect if:

(a)	before the death of the sole Shareholder/director who nominated him.

(i)	he resigns as reserve director, or

(ii)	the sole Shareholder/director revokes the nomination in writing; or

(b)	the sole Shareholder/director who nominated him ceases to be able to be the sole Shareholder/director of the Company for any reason other than his death.

8.11	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director, or nominated as a reserve director, of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company;

(d)	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)	such other information as may be prescribed by the Act.

8.12	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

8.13	The directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

8.14	A director is not required to hold a Share as a qualification to office.

9	POWERS OF DIRECTORS

9.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

9.2	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

9.3	If the Company is the wholly owned subsidiary of a parent, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the parent even though it may not be in the best interests of the Company.

9.4	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

9.5	The continuing directors may act notwithstanding any vacancy in their body.

9.6	The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

9.7	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10	PROCEEDINGS OF DIRECTORS

10.1	The chairman of the board of directors, the Company’s chief executive officer, its secretary or any three directors of the Company then in office may call a meeting of the directors by sending a written notice to each other director.

10.2	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

10.3	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

10.4	A director shall be given not less than three (3) days’ notice of meetings of directors, but a meeting of directors held without three (3) days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

10.5	A director of the company (the appointing director) may appoint any other director or any other eligible person as his alternate to exercise the appointing director’s powers and carry out the appointing director’s responsibilities in relation to the taking of decisions by the directors in the absence of the appointing director.

10.6	The appointment and termination of an alternate director must be in writing, and written notice of the appointment and termination must be given by the appointing director to the Company as soon as reasonably practicable.

10.7	An alternate director has the same rights as the appointing director in relation to any directors’ meeting and any written resolution circulated for written consent. An alternate director has no power to appoint a further alternate, whether of the appointing director or of the alternate director, and the alternate does not act as an agent of or for the appointing director.

10.8	The appointing director may, at any time, voluntarily terminate the alternate director’s appointment. The voluntary termination of the appointment of an alternate shall take effect from the time when written notice of the termination is given to the Company. The rights of an alternate shall automatically terminate if the appointing director dies or otherwise ceases to hold office.

10.9	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, subject to a minimum of two (2).

10.10	If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

10.11	The directors may appoint a director as chairman of the board of directors. At meetings of directors at which the chairman of the board of directors is present, he shall preside as chairman of the meeting. If there is no chairman of the board of directors or if the chairman of the board is not present, the directors present shall choose one of their number to be chairman of the meeting.

10.12	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

11	COMMITTEES

11.1	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. This power extends to an ability to establish the Special Committee (as defined in the Purchase Agreement).

11.2	The directors have no power to delegate to a committee of directors any of the Proscribed Powers.

11.3	A committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, may appoint a sub-committee and delegate powers exercisable by the committee to the sub-committee.

11.4	The meetings and proceedings of each committee of directors consisting of two (2) or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

11.5	Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

12	OFFICERS AND AGENTS

12.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. The chief financial officer of the Company shall be considered its treasurer and shall have the same duties.

12.2	The compensation of all officers shall be determined by the directors and the directors shall also have authority to determine the compensation of directors.

12.3	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors, including at Closing as defined in the Purchase Agreement.

12.4	The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

12.5	An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)	the Proscribed Powers;

(b)	to change the registered office or agent;

(c)	to fix emoluments of directors; or

(d)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

12.6	The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

12.7	The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

13	CONFLICT OF INTERESTS

13.1	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

13.2	For the purposes of Regulation 13.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

13.3	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction, and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

14	INDEMNIFICATION

14.1	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

14.2	The indemnity in Regulation 14.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

14.3	For the purposes of Regulation 14.2 and without limitation, a director acts in the best interests of the Company if he acts in the best interests of the Company’s parent in the circumstances specified in Regulation 9.3.

14.4	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

14.5	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

14.6	Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Regulation 14.1.

14.7	Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Regulation 14.1 and upon such terms and conditions, if any, as the Company deems appropriate.

14.8	The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement. Resolution of Shareholders, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

14.9	If a person referred to in Regulation 14.1 has been successful in defence of any proceedings referred to in Regulation 14.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

14.10	The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

15	RECORDS

15.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar in the previous 10 years.

15.2	Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.

15.3	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

15.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)	minutes of meetings and Resolutions of Directors and committees of directors.

15.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

15.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act 2001 as from time to time amended or re-enacted.

16	SEAL

The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

17	DISTRIBUTIONS BY WAY OF DIVIDEND

17.1	The directors of the Company may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

17.2	Dividends may be paid in money, shares, or other property.

17.3	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Regulation 19 and all dividends unclaimed for three (3) years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

17.4	No dividend shall bear interest as against the Company and no dividend shall be paid on treasury shares.

18	ACCOUNTS AND AUDIT

18.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

18.2	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

18.3	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

18.4	The auditors shall be appointed by Resolution of Directors.

18.5	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

18.6	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

18.7	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

18.8	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

18.9	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

18.10	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

19	NOTICES

19.1	Any notice, information or written statement to be given by the Company to Shareholders shall be in writing and may be given by personal service, mail, courier, email, or fax to such Shareholder’s address as shown in the register of members or to such Shareholder’s email address or fax number as notified by the Shareholder to the Company in writing from time to time.

19.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail addressed to the Company at the offices of the registered agent of the Company.

19.3	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing notice, and shall be deemed to be received on the fifth business day following the day on which the notice was posted. Where a notice is sent by fax or email, notice shall be deemed to be effected by transmitting the email or fax to the address or number provided by the intended recipient and service of the notice shall be deemed to have been received on the same day that it was transmitted.

20	SHAREHOLDER COMPLIANCE OBLIGATIONS

20.1	In this Regulation:

AML Legislation means any law or regulation in force in the British Virgin Islands which requires the Company to identify a person as a beneficial owner or controller of the Company;

Compliance Notice means a written notice served by the Company on a Shareholder requiring the Shareholder to provide relevant information under AML Legislation in relation to the Shares registered in the name of the Shareholder;

Specified Shares means the Shares referred to in a Compliance Notice;

suspended has the meaning given to it in Regulation 20.3, and suspension shall be construed accordingly; and

Suspension Notice means a notice issued under Regulation 20.2.

20.2	If:

(a)	a Compliance Notice has been served on a Shareholder in relation to Specified Shares; and

(b)	the Company has not received in accordance with the terms of such Compliance Notice the information required therein in respect of any of the Specified Shares within 14 days after the service of such Compliance Notice;

then subject to Regulation 20.4 the board may determine that the Specified Shares shall, upon the issue of a Suspension Notice referring to those Specified Shares in respect of which information has not been received, be suspended. As soon as practicable after the issue of a Suspension Notice the Company shall serve a copy of the Suspension Notice on the Shareholder holding the Specified Shares.

20.3	Where any Shares are suspended none of the rights attached to the Specified Shares vested in the Shareholder may be exercised. This includes but is not limited to any right to:

(a)	attend or be counted in the quorum or vote either personally or by proxy at any meeting of the Shareholders or at any separate meeting of the holders of any class of Shares or upon any poll or to exercise any other right or privilege in relation to any meeting of the Shareholders or any meeting of the holders of any class of Shares;

(b)	vote on any Resolution of Shareholders or consent to any other corporate action;

(c)	transfer the Specified Shares or any of them;

(d)	receive dividends or other distributions in relation to such Shares (whether or not declared before or after the suspension);

(e)	redeem or convert such Shares; or

(f)	receive any surplus assets in the liquidation of the Company.

20.4	The Company may determine by Resolution of Directors that one or more of the restrictions imposed on any suspended Shares shall cease to apply at any time.

20.5	If the Company receives in accordance with the terms of the relevant Compliance Notice the information required therein in respect of any Specified Shares the suspension of those Specified Shares shall cease to apply seven days after receipt of the information.

20.6	Where any Specified Shares are subject to a mortgage or charge which has been recorded in the register of members under Regulation 4, a copy of any Compliance Notice or Suspension Notice shall be served on the named mortgagee or chargee. However a failure to serve a copy of any such notice shall not invalidate any suspension under this Regulation.

21	VOLUNTARY LIQUIDATION

Subject to the Act, the Company may by Resolution of Shareholders or by Resolution of Directors appoint an eligible individual as voluntary liquidator alone or jointly with one or more other voluntary liquidators.

22	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, HARNEYS CORPORATE SERVICES LIMITED of P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands for the purpose of disapplying Part IV of Schedule 2 of the Act hereby sign these Articles of Association the 11th day of May, 2018.

Registered Agent

/s/ Shoneece Wilson
Authorised Signatory
HARNEYS CORPORATE SERVICES LIMITED